Exhibit 10.13.1

AMENDMENT NO. 1
TO LETTER AGREEMENT

        This Amendment No. 1 to that certain letter agreement, dated January 31, 2007 (the "Letter Agreement"), is entered into by and among Convio, Inc., a Delaware corporation (the "Company") and Mr. Sheeraz Haji. The Company and Mr. Haji are sometimes collectively referred to herein as the "Parties" and individually referred to herein as a "Party." Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed to such terms in the Letter Agreement (as defined below).

RECITALS

         WHEREAS, the Letter Agreement provides for acceleration of vesting of options upon the occurrence of certain events (the "Acceleration Provision");

        WHEREAS, the Board of Directors of the Company approved an option grant in May 2007 for 80,000 shares of Series P common stock (the "May 2007 Options");

        WHEREAS, the Board conditioned grant of the May 2007 Options on the vesting thereof not being subject to the Acceleration Provision;

        WHEREAS, the Company and Mr. Haji could not agree upon the impact that the Acceleration Provision should have on the May 2007 Options, so the May 2007 Options were never granted;

        WHEREAS, the Company and Mr. Haji have agreed to vesting terms for a new and different grant of options to be issued, which vesting terms will be different than as provided in the Acceleration Provision; and

        WHEREAS, the Company and Mr. Haji wish to amend the Letter Agreement to reflect such agreement.

AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and adequacy of which is acknowledged, the Parties agree as follows:

        1.    Amendment to Letter Agreement.    The bulleted paragraph of the Letter Agreement that begins "If you have any options to purchase Convio stock…" shall be amended and restated in its entirety to read

    "If you have any options to purchase Convio stock that are unvested as of the date of your termination, the Company shall accelerate the vesting of such options such that after your termination date, such unvested options shall become vested and exercisable on the same basis as your vested options; provided, however, that the vesting of that certain stock option grant for 90,000 shares, dated September 28, 2007, shall not accelerate pursuant to this paragraph and the vesting and exercisability of such grant shall be in accordance with the terms of the separate grant agreement therefor."

        2.    Acknowledgment.    Mr. Haji acknowledges and agrees that the May 2007 Options were never granted and that Mr. Haji has no rights, and the Company has no obligations, respecting thereto.

        3.    Integration.    This Amendment, together with the Letter Agreement, and the Notice and the Stock Option Agreement for that certain stock option grant for 90,000 shares, dated September 28, 2007, constitute the entire agreement and understanding among the Parties relating to the subject matter hereof, and supersedes all prior and contemporaneous proposals, negotiations, agreements, and understandings relating to the subject matter. In entering into this Amendment, each Party acknowledges that it is relying on no statement, representation, warranty, covenant, or agreement of any kind made by the other Party or any employee or agent of a Party, except for the agreements of the Party set forth herein. No modification, rescission, waiver, release, or amendment of any provision of this Amendment or the Letter Agreement shall be made, except by a written agreement signed by each Party.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of date first above written.

CONVIO, INC.
By:	/s/ JAMES R. OFFERDAHL

Name:	James R. Offerdahl
Title:	CFO
/s/ SHEERAZ HAJI

Sheeraz Haji